                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)



            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                      (Amendment No.         3         )*
                                     ------------------


                             Myriad Genetics, Inc.
       ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
       ----------------------------------------------------------------
                         (Title of Class of Securities)

                                   62855J104
       ----------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
       ----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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
CUSIP NO. 62855J104                                                 13G                       Page  2  of  5   Pages
===================                                                                           ======================

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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark H. Skolnick
------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) [_]

                                               (b) [_]
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.A.

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                           5  SOLE VOTING POWER
NUMBER OF SHARES
                              118,942

BENEFICIALLY               6  SHARED VOTING POWER

OWNED BY                      454,071

EACH                       7  SOLE DISPOSITIVE POWER

REPORTING                     118,942

PERSON WITH                8  SHARED DISPOSITIVE POWER

                              454,071
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       573,013
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.0%
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12     TYPE OF REPORTING PERSON*

       IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 5 pages
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Item 1(a).  Name of Issuer:
            ---------------

            Myriad Genetics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            320 Wakara Way
            Salt Lake City, Utah 84108

Item 2(a).  Name of Person Filing:
            ----------------------

            Mark H. Skolnick

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            ------------------------------------------------------------

            390 Wakara Way
            Salt Lake City, Utah 84108

Item 2(c).  Citizenship:
            ------------

            U.S.A.

Item 2(d).  Title of Class of Securities:
            -----------------------------

            Common Stock


Item 2(e).  CUSIP Number:
            -------------

            62855J104

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            --------------------------------------------------------------------
            (c), Check Whether the Person Filing is a:
            ------------------------------------------

     (a)    [_]  Broker or dealer registered under Section 15 of the Exchange
                 Act.


     (b)    [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [_]  Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.

     (d)    [_]  Investment company registered under Section 8 of the Investment
                 Company Act.


                               Page 3 of 5 pages
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     (e)    [_]  An investment adviser in accordance with Rule 13d-
                 1(b)(1)(ii)(E).

     (f)    [_]  An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F).

     (g)    [_]  A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G).

     (h)    [_]  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

     (i)    [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)    [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  [_]

            N/A

Item 4.     Ownership
            ---------

     (a)    Amount beneficially owned:  573,013

     (b)    Percent of class:           6.0%

     (c)    Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 118,942

            (ii)  shared power to vote or to direct the vote: 454,071

            (iii) sole power to dispose or to direct the disposition of: 118,942

            (iv)  shared power to dispose or to direct the disposition of:
                  454,071

Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

            N/A

                               Page 4 of 5 pages
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Item 6.   Ownership of More than Five Percent on Behalf of Another Person
          ---------------------------------------------------------------

          N/A

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on by the Parent Holding Company
          --------------------------------------------------------

          N/A

Item 8.   Identification and Classification of Members of the Group
          ---------------------------------------------------------

          N/A

Item 9.   Notice of Dissolution of Group
          ------------------------------

          N/A

Item 10.  Certification
          -------------

          N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1999                    By:  /s/ Mark H. Skolnick
                                                 --------------------
                                            Mark H. Skolnick
                                            Executive Vice President of Research
                                            Chief Scientific Officer

     This filing is made voluntarily and should not be construed as an admission that Mark H. Skolnick is subject to reporting requirements under Section 13 of the Securities Exchange Act of 1934.

                               Page 5 of 5 pages